ParkerVision Closes Sale of Common Stock

Jacksonville, Fla., August 7, 2013 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) a developer and marketer of semiconductor technology solutions for wireless applications, today announced the closing of its previously announced sale of 3,681,573 shares of common stock at a price of $3.80 per share to accredited investors in a private placement transaction. Craig-Hallum Capital Group LLC and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), acted as the co-placement agents in connection with the transaction.

The sale of the shares generated total net proceeds, after payment of the estimated offering expenses, of approximately $13.0 million. The Company intends to use the net proceeds of the Offering for working capital purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information, including information regarding the proposed offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:

Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc.
904-732-6100, cpoehlman@parkervision.com

or

The Piacente Group, Inc.
Investor Relations
Lee Roth
212-481-2050, parkervision@tpg-ir.com